UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2011
MEDIACOM COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-29227 (Commission File No.)	06-1566067 (IRS Employer Identification No.)
100 Crystal Run Road
Middletown, New York 10941
(Address of principal executive offices)
Registrant’s telephone number: (845) 695-2600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction
At a special meeting of stockholders on March 4, 2011, our stockholders voted to adopt an Agreement and Plan of Merger, dated as of November 12, 2010 (the “Merger Agreement”), by and among Mediacom Communications Corporation, JMC Communications LLC and Rocco B. Commisso, our founder, Chairman and Chief Executive Officer and the sole member and manager of JMC Communications LLC. On the same date, we filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which JMC Communications merged with and into our company, with our company continuing as the surviving corporation (the “Merger”).
The description herein of the Merger Agreement and related transactions does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2010, and which is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 4, 2011, at our request and in connection with the consummation of the Merger, the NASDAQ OMX filed with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, on Form 25, thereby commencing the process of withdrawing our Class A common stock from listing on The NASDAQ Global Select Market and from registration under Section 12(b) under the Exchange Act. Our Class A common stock was suspended from trading on The NASDAQ Global Select Market as of the open of business on March 7, 2011. We intend to file a Form 15 to withdraw our Class A common stock from registration under Section 12(g) under the Exchange Act and to suspend our reporting obligations under Section 15(d) of the Exchange Act on or about March 14, 2011.

Item 3.03	Material Modification to Rights of Security Holders.
On March 4, 2011, pursuant to the terms of the Merger Agreement, each share of our Class A common stock and Class B common stock (other than shares held by Mr. Commisso and JMC Communications LLC or any of their respective affiliates, shares held in treasury by the Registrant and shares held by stockholders who have perfected their appraisal rights under Delaware law) was converted into the right to receive $8.75 in cash.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
At the effective time of the Merger on March 4, 2011, in accordance with the Merger Agreement, Thomas V. Reifenheiser, Natale S. Ricciardi, Scott W. Seaton, Mark E. Stephan and Robert L. Winikoff ceased serving as members of our board of directors. Rocco B. Commisso, our Chairman and Chief Executive Officer, will continue serving as the sole member of our board of directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Pursuant to the Merger Agreement, at the effective time of the Merger, our Certificate of Incorporation as in effect immediately prior to the effective time was amended to be in the form set forth in Exhibit A to the Merger Agreement which, as subsequently amended, became our Second Restated Certificate of Incorporation. A copy of the Second Restated Certificate of Incorporation is filed as Exhibit 3.1 hereto and is incorporated herein by reference.
Pursuant to the Merger Agreement, at the effective time of the Merger, our Bylaws as in effect immediately prior to the effective time were amended to be in the form set forth in Exhibit B to the Merger Agreement which, as subsequently amended, became our Bylaws. A copy of the Bylaws is filed as Exhibit 3.2 hereto and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.
On March 4, 2011, we held a special meeting of stockholders to consider and vote upon a proposal to adopt the Merger Agreement.
This proposal required a vote of the stockholders of our company that satisfied two criteria.
The proposal required the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. The result of this vote was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
300,826,426	820,181	1,084,616	0
The proposal also required the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock, exclusive of shares of our Class A common stock held by JMC Communications, Mr. Commisso, any of their respective affiliates, any immediate family member of Mr. Commisso or any of the executive officers or directors of our company and our subsidiaries. The result of this vote was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
29,720,832	820,181	1,084,616	0
Based on the results of these votes, the proposal to adopt the Merger Agreement was approved.
There was a second proposal to authorize the adjournment of the special meeting to permit further solicitation of proxies if there were insufficient votes at the time of the special meeting to adopt the Merger Agreement. As there were sufficient votes to adopt the Merger Agreement, the votes for this proposal were not necessary.

Item 8.01	Other Events.
We issued a press release on March 4, 2011 announcing the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit No.	Description
3.1	Second Restated Certificate of Incorporation of our company

3.2	Bylaws of our company

99.1	Press release issued by our company on March 4, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 10, 2011

Mediacom Communications Corporation
By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer